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NEWS RELEASE                                             [HUNTINGTON BANKS LOGO]

FOR IMMEDIATE RELEASE
SUBMITTED:  APRIL 14, 1999

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                       ANALYSTS
-----                                       --------
HILLARY JEFFERS   (614) 480-5413            LAURIE COUNSEL    (614) 480-3878

                          HUNTINGTON BANCSHARES REPORTS
                          RECORD FIRST QUARTER EARNINGS

        COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported record first quarter earnings of $96.6 million, or $.46 per common share--diluted, compared with $89.5 million and $.42 a year ago. This represents an increase in earnings per share of 9.5%. For the recent quarter, the return on equity (ROE) was 18.47% and the return on assets
(ROA) was 1.38% versus 17.73% and 1.38%, respectively, in the year-ago period. On a cash basis, earnings per share increased by 14% to $.49, with a corresponding ROE of 29.58% and ROA of 1.52%.
        "Our financial performance in the first quarter is indicative of solid earnings momentum, driven by strong loan growth, high asset quality, and significant improvements in efficiency. In fact, the efficiency ratio over the recent three months is at its lowest level this decade," said Frank Wobst, chairman and chief executive officer. "We are quite pleased with our progress toward achieving the aggressive earnings targets we set for ourselves in 1999 and are firmly committed to the corporate restructuring plan announced last year."
        Net interest income for the first quarter was $259.5 million, up $4.7 million from the year-ago quarter. Net interest income was positively impacted by an increase in earning assets as well as a shift in asset mix toward loans versus lower-yielding investment securities. The net interest margin for the quarter was 4.18%, compared with 4.30% in the first three months of 1998.
        Non-interest income (excluding securities gains) experienced broad-based growth versus the same period last year, increasing 16.5% to $107.6 million. Total service charges on deposit accounts were up 21.3% from last year, impacted significantly by increased volume in new business banking checking accounts as well as expansion in Florida. Mortgage banking activity

              VISIT THE HUNTINGTON'S WEB SYE AT www.huntington.com

                                     -more-
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continued to be strong, with income and originations up 12.7% and 8%, respectively, from the year-ago quarter. Brokerage and insurance income grew 39.3% year over year, largely due to higher sales of a proprietary annuity product. Moreover, a new property and casualty product related to automobile leasing also contributed to the increase. Competitive fee pricing related to the company's alternative delivery systems helped drive the 40% increase in electronic banking fees.
        Non-interest expense for the recent three months was $202.1 million, up only 2.9% compared with first quarter 1998, despite significant growth over this period, particularly in Florida. Adjusted for the acquired offices in Florida, expenses were down 5.3% versus last year. The favorable expense trend is directly attributable to cost containment efforts that began in 1998, evidenced by the $6.8 million decrease in total expenses from fourth quarter 1998. The corporate-wide purchasing initiative helped drive a reduction in costs for outside services, telecommunications, and printing and supplies. Salaries and commissions dropped nearly 3% from the 1998 fourth quarter, as the company is now more than two-thirds of the way toward achieving its target of a 10% reduction of workforce positions. The efficiency ratio of 52.16% improved for the third consecutive quarter.
        In order to maximize the profitability of its banking network, The Huntington previously announced it would close or sell 39 banking offices, while opening new offices in higher-growth areas. Of this total, 19 were closed in the first quarter, with most of the remainder to be closed or sold by mid-year 1999. The Huntington opened 6 new offices - five in Florida and one in Ohio - with 20 more openings planned during 1999.
        Loan volumes continued their momentum. Commercial lending showed continued strength, while consumer growth was driven largely by vehicle lease financing. On an annualized basis, average total loans increased 7.3% from the prior quarter, excluding continued softness in residential real estate portfolio lending.
        Credit quality improved in the first three months of the year. Nonperforming assets dropped to $94.7 million, or 0.48% of total loans and other real estate, the lowest level since the second quarter of 1997. Coverage ratios were 379% of nonperforming loans and 305% of nonperforming assets. Net charge-offs represented .52% of total loans, down slightly from the fourth quarter of 1998. The allowance for loan losses as a percent of total loans was 1.48%.

                                     -more-
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        Huntington's average equity to average assets was 7.46% in the recent three month period. The company and its bank subsidiary continue to maintain healthy capital positions, exceeding requirements for a "well-capitalized" institution. Tier I and total risk based capital ratios were 7.20% and 10.70%, respectively, at March 31, 1999.
        Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion. Through its affiliated companies, The Huntington has more than 133 years of serving the financial needs of its customers.
        The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.
        For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

FORWARD-LOOKING STATEMENT DISCLOSURE:
        This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature extent, and timing of governmental actions and reforms; the risks of Year 2000 disruption; and extended disruption of vital infrastructure.

                                       ###
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
                           HUNTINGTON BANCSHARES INCORPORATED
                            CONSOLIDATED COMPARATIVE SUMMARY
                        (in thousands, except per share amounts)
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CONSOLIDATED RESULTS OF OPERATIONS
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                                                     THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------------
                                                                              CHANGE
                                                   1999          1998           %
                                                 --------      --------       ------
Interest Income ............................     $495,692      $502,480         (1.4)%
Interest Expense ...........................      236,171       247,632         (4.6)
                                                 --------      --------
Net Interest Income ........................      259,521       254,848          1.8
Provision for Loan Losses ..................       25,305        22,181         14.1
Securities Gains ...........................        2,310         3,089        (25.2)
Non-Interest Income ........................      107,562        92,330         16.5
Non-Interest Expense .......................      202,106       196,442          2.9
Provision for Income Taxes .................       45,410        42,158          7.7
                                                 --------      --------
NET INCOME .................................     $ 96,572      $ 89,486          7.9%
                                                 ========      ========

PER COMMON SHARE AMOUNTS (1)
  Net Income - Basic .......................     $   0.46      $   0.42          9.5%
  Net Income - Diluted .....................     $   0.46      $   0.42          9.5
  Net Income - Diluted--Cash Basis .........     $   0.49      $   0.43         14.0

Cash Dividends Declared ....................     $   0.20      $   0.18         11.1

AVERAGE COMMON SHARES OUTSTANDING (000S) (1)
   Basic ...................................      210,417       211,377         (0.5)%
   Diluted .................................      212,187       213,809         (0.8)%

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CONSOLIDATED STATEMENTS OF CONDITION
---------------------------------------------------------------------------------------

                                                      THREE MONTHS ENDED MARCH 31,
                                                 -------------------------------------
                                                                                CHANGE
                                                    1999            1998           %
                                                 -----------     -----------    ------
Average Total Loans ........................     $19,562,963     $17,640,875     10.9%
Average Total Deposits .....................      19,131,352      17,482,212      9.4
Average Total Assets .......................      28,422,337      26,330,300      8.0
Average Shareholders' Equity ...............       2,120,754       2,046,561      3.6

Shareholders' Equity (period end)...........     $     10.17     $      9.80      3.8

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KEY OPERATING RATIOS
---------------------------------------------------------------------------------------

                                                     THREE MONTHS ENDED MARCH 31,
                                                    ------------------------------
                                                                           CHANGE
                                                     1999         1998        %
                                                    ------       -----     ------
Return On:
  Average Total Assets .....................         1.38%        1.38%
  Average Shareholders' Equity..............        18.47%       17.73%
Efficiency Ratio ...........................        52.16%       56.32%
Net Interest Margin ........................         4.18%        4.30%
Average Equity/Average Assets ..............         7.46%        7.77%

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REGULATORY RATIOS (PERIOD END) (2)
---------------------------------------------------------------------------------------

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                    --------------------
                                                     1999          1998
                                                    ------        -----
Tier I Risk-Based Capital ..................         7.20%         8.91%
Total Risk-Based Capital ...................        10.70%        11.57%
Tier I Leverage ............................         6.32%         7.72%

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ASSET QUALITY (PERIOD END)
---------------------------------------------------------------------------------------

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       -----------------------
                                                         1999           1998
                                                       --------       --------
Non-performing loans ..............................    $76,880        $83,061
Total non-performing assets .......................    $94,733        $95,066
Allowance for loan losses/total loans .............       1.48%          1.46%
Allowance for loan losses/non-performing loans ....     378.60%        310.93%
Allowance for loan losses and other real
     estate/non-performing assets .................     305.33%        270.07%

(1)      Adjusted for stock splits and stock dividends, as applicable.
(2)      Estimated.